Exhibit 10.9

[NitroMed, Inc. Letterhead]

NitroMed, Inc.
125 Spring Street
Lexington, MA 02421

August 1, 2005

Jane Kramer
Four Deer Hill Court
Boonton, New Jersey 07005

Dear Jane:

I would like to formally offer you the position of Vice President of Corporate Communications at NitroMed reporting to the Chief Executive Officer.  In this position you will be responsible for the Company’s investor relations, public relations and government affairs functions.  You will also serve as a member of the Management Operating Team and the Executive Committee.

The terms of this offer are as follows:

Bas Salary:                                                                                     $210,000 per year paid in 24 equal payments to be reviewed annually.

Stock:                                                                                                               You will be offered an option to purchase 42,000 shares of common stock in the Company.  The price at which the stock closes on your start date will be the exercise price of these options.  These options will vest over four years in equal installments as long as you remain in the employ of the Company.

Performance Bonus:                                     Effective beginning in 2006, you may be entitled to participate in the employee bonus program at target of 23% of your annual salary.  The size of the bonus program will be based on the overall NitroMed performance against its major objectives.  Individual awards will be granted from this bonus pool dependent on individual achievement.  The program does not necessarily provide additional income for all employees, but it does say that if NitroMed is successful, the Company will seek to share its success with all those who carried the heaviest load.

Signing Bonus:                                                              You will receive a signing bonus of $40,000 payable upon your employment at NitroMed in lieu of a 2005 performance bonus.

Group Benefits:                                                           You will receive comprehensive group health, disability, accident and life insurance benefits or such comparable benefits and protections the Company is able to reasonably obtain from another plan.  You will be entitled to participate in and enjoy the benefits of NitroMed’s 401K retirement plan as well as any other retirement and pension plan or plans if and when instituted by the Company for the benefit of its employees generally.

Change of Control:                                           The Company is currently developing a change-of-control provision at the Board level.  Once adopted, you will be eligible for the same change-of-control benefits as other members of the Executive Committee reporting to the Chief Executive Officer.

Leave:                                                                                                             You will be entitled to illness and vacation days consistent with the Company’s standard policy.  This policy will provide you will four weeks of vacation per calendar year.

Relocation:                                                                                    Subject to your continued employment the Company will reimburse you up to a sum not to exceed $40,000 for moving your household contents, including buy and sell side costs, such as commissions and fees.  This benefit could be applied alternatively to pay for temporary housing expenses.  You will have 18 months to exercise this relocation benefit.  Relocation benefit amounts must be returned should you voluntarily leave NitroMed within one year of receiving the last relocation benefit payment.

Agreements:                                                                            As a condition of employment, you will be required to sign the Company’s Invention and Non-disclosure Agreement and Code of Business Conduct and Ethics.

The commencement date for this position is on or before September 1, 2005.  Please sign a copy of this letter and return it as an acceptance of this offer by August 3, 2005.

Jane, we look forward to working with you at NitroMed.  It is my wish that this position allows you to participate in the success of NitroMed and will both enrich and enhance your career experience.

Sincerely,

Michael D. Loberg, Ph.D.
President and Chief Executive Officer

Agreed and Accepted:

Jane Kramer